QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)

                      May, 2005

EXCHANGE AGENT AGREEMENT

The Bank of New York
101 Barclay Street, 8W
New York, New York 10286

Attention: Corporate Trust Administration

Ladies and Gentlemen:

        The Dayton Power and Light Company, an Ohio corporation (the "Company") proposes to make an offer (the "Exchange Offer") of up to $470,000,000 aggregate principal amount of its outstanding unregistered 5 1/8% First Mortgage Bonds Series due 2013 (the "Unregistered First Mortgage Bonds") for an equal principal amount of its registered 5 1/8% First Mortgage Bonds Series due 2013 (the "Registered First Mortgage Bonds" and together with the Unregistered First Mortgage Bonds, the "Bonds"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated            , 2005 (the "Prospectus"), proposed to be distributed to all record holders of the Unregistered First Mortgage Bonds. Unless the context otherwise requires, references herein to the Unregistered First Mortgage Bonds and the Registered First Mortgage Bonds will mean beneficial interests in the book-entry interests that The Depository Trust Company ("DTC") has in such bonds. Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus or the related letter of transmittal (the "Letter of Transmittal").

        The Company hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York.

        The Exchange Offer is expected to be commenced by the Company on or about            , 2005. The Letter of Transmittal accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program ("ATOP") of the Book-Entry Transfer Facility (as defined below)) is to be used by the holders of the Unregistered First Mortgage Bonds to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Unregistered First Mortgage Bonds tendered in connection therewith.

        The Exchange Offer shall expire at 5:00 p.m., New York City time, on            , 2005 or on such subsequent date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.

        The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Unregistered First Mortgage Bonds not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "Exchange Offer—Certain Conditions to the Exchange Offer." The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or non-acceptance to you as promptly as practicable.

        In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

        1.     You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

        As soon as practicable after its receipt of certification from the Company as to the effectiveness of the Registration Statement on Form S-4 relating to the Exchange Offer, you will mail to each holder of Unregistered First Mortgage Bonds, and to each DTC participant identified by DTC as a holder of any Unregistered First Mortgage Bonds (i) a Letter of Transmittal with instructions (including instructions for completing a substitute Form W-9), (ii) a Prospectus and (iii) a Notice of Guaranteed Delivery (as defined in the Prospectus).

        2.     You will establish a book-entry account with respect to the Unregistered First Mortgage Bonds at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Unregistered First Mortgage Bonds by causing the Book-Entry Transfer Facility to transfer such Unregistered First Mortgage Bonds into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

        3.     You are to examine each of the Letters of Transmittal and confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility or (certificates for Unregistered First Mortgage Bonds) and any other documents delivered or mailed to you by or for holders of the Unregistered First Mortgage Bonds to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Unregistered First Mortgage Bonds have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Unregistered First Mortgage Bonds are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected. If such condition is not promptly remedied by the holder, you shall report such condition to the Company and await its direction. All questions as to the validity, form, eligibility (including timeliness of receipt), acceptance and withdrawal of any Unregistered First Mortgage Bonds tendered or delivered shall be determined by the Company, in its sole discretion. Notwithstanding the above, you shall not incur any liability for failure to give such notification unless such failure constitutes negligence or willful misconduct.

        4.     With the approval of the President, Senior Vice President or any Vice President of the Company, or any other party designated by such an officer in writing (such approval, if given orally to be promptly confirmed in writing), you are authorized to waive any irregularities in connection with any tender of Unregistered First Mortgage Bonds pursuant to the Exchange Offer.

        5.     Tenders of Unregistered First Mortgage Bonds may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer—Procedures for Tendering Unregistered First Mortgage Bonds", and Unregistered First Mortgage Bonds shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

        Notwithstanding the provisions of this Section 5, Unregistered First Mortgage Bonds which the President, Group Vice President or any Vice President of the Company, or any other person designated in writing by such officer shall approve as having been properly tendered, shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).

        6.     You shall advise the Company with respect to any Unregistered First Mortgage Bonds received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Unregistered First Mortgage Bonds.

        7.     You shall ensure that each Letter of Transmittal and the related Unregistered First Mortgage Bonds or a bond power are duly executed (with signatures guaranteed where required) by the appropriate parties in accordance with the terms of the Exchange Offer.

        You shall accept tenders:

          (a)   in cases where the Unregistered First Mortgage Bonds are registered in two or more names only if signed by all named holders;

          (b)   in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

          (c)   from persons other than the registered holder of Unregistered First Mortgage Bonds, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.

        You shall accept partial tenders of Unregistered First Mortgage Bonds where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Unregistered First Mortgage Bonds to the registrar for split-up and return any untendered Unregistered First Mortgage Bonds to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

        Registered First Mortgage Bonds may be registered in a name other than that of the record holder of a surrendered Unregistered First Mortgage Bond, if and only if (i) the Unregistered First Mortgage Bond surrendered shall be properly endorsed (either by the registered holder thereof or by a properly completed separate power with such endorsement guaranteed by an Eligible Institution (as defined in the Letter of Transmittal) and otherwise in proper form for transfer, (ii) the person requesting such transfer of registration shall pay to you any transfer or other taxes required, or shall establish to your satisfaction that such tax is not owed or has been paid and (iii) the such other documents and instruments as the Company or you require shall be received by you.

        8.     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Unregistered First Mortgage Bonds properly tendered and you, on behalf of the Company, will exchange such Unregistered First Mortgage Bonds for Registered First Mortgage Bonds and cause such Unregistered First Mortgage Bonds to be cancelled. Delivery of Registered First Mortgage Bonds will be made on behalf of the Company by you at the rate of $1,000 principal amount of Registered First Mortgage Bonds for each $1,000 principal amount of the corresponding series of Unregistered First Mortgage Bonds tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Unregistered First Mortgage Bonds by the Company; provided, however, that in all cases, Unregistered First Mortgage Bonds tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Unregistered First Mortgage Bonds (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees and any other required documents. You shall issue Registered First Mortgage Bonds only in denominations of $1,000 or any integral multiple thereof.

        9.     Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Unregistered First Mortgage Bonds tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date, in which event you, after proper notification of such withdrawal, shall return such Unregistered First Mortgage Bonds to, or in accordance with the instructions of, the holder of such Unregistered First Mortgage Bonds and such Unregistered First Mortgage Bonds shall no longer be considered properly tendered. Any withdrawn Unregistered First Mortgage Bonds may be tendered again by following the procedures therefor described in the Prospectus at any time on or prior to the Expiration Date.

        10.   The Company shall not be required to exchange any Unregistered First Mortgage Bonds tendered if any of the conditions set forth in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Unregistered First Mortgage Bonds tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.

        11.   If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Unregistered First Mortgage Bonds tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer—Certain Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates representing unaccepted Unregistered First Mortgage Bonds (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

        12.   All certificates representing reissued Unregistered First Mortgage Bonds, unaccepted Unregistered First Mortgage Bonds or Registered First Mortgage Bonds shall be forwarded by first-class mail, and under coverage of your blanket surety bond for first class or registered mail losses protecting the Company from loss or liability arising out of the non-receipt or non-delivery of such Registered First Mortgage Bonds or the replacement thereof.

        13.   You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

        14.   As Exchange Agent hereunder you:

          (a)   shall not be liable for any act, omission to act or sufferance to exist, unless the same constitutes your own negligence or willful misconduct, and in no event shall you be liable to a security holder, the Company or any third party for any special, punitive, indirect or consequential loss or damages of any kind whatsoever, or lost profits, arising in connection with this Agreement even if you have been advised of the likelihood of such loss or damage and regardless of the form of action;

          (b)   shall have no duties or obligations other than those expressly set forth herein or as may be subsequently agreed to in writing between you and the Company and no implied duties or obligations shall be read into this Agreement against you. No provision in this Agreement shall require you to expend or risk your own funds or otherwise incur financial liability in the performance of any of your duties, or in the exercise of your rights and powers hereunder;

          (c)   will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Unregistered First Mortgage Bonds represented thereby deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Registered First Mortgage Bonds or the Exchange Offer;

          (d)   shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity satisfactory to you;

          (e)   may conclusively rely on and shall be fully protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper person or persons;

          (f)    may act upon any tender, statement, request, document, agreement, certificate or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;

          (g)   may conclusively rely on and shall be fully protected in acting upon written or oral instructions from any authorized officer of the Company;

          (h)   may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities as Exchange Agent and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel;

          (i)    shall not advise any person tendering Unregistered First Mortgage Bonds pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Unregistered First Mortgage Bonds;

          (j)    you shall not be liable for any action taken, suffered or omitted by you in good faith and believed by you to be authorized or within the discretion or rights or powers conferred upon you by this Agreement; and

          (k)   you shall not be responsible or liable for any failure or delay in the performance of your obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond your reasonable control, including without limitation, acts of God, earthquakes, fires, floods, wars civil or military disturbances, terrorist acts, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service, accidents, labor disputes, and acts of civil or military authority or governmental actions, it being understood that you shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

        15.   You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer and not the merits of the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: John J. Gillen, Senior Vice President and Chief Financial Officer.

        16.   You shall advise by facsimile transmission or telephone (and promptly thereafter confirm in writing) to (i) John J. Gillen, Senior Vice President and Chief Financial Officer of the Company (facsimile number (937) 259-7178 or telephone number (937) 259-7210), (ii) Kimberly Reisler of Thelen Reid & Priest LLP, counsel to the Company (facsimile number (212) 829-2116 or telephone number (212) 603-2207), and (iii) such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date if requested) up to and including the Expiration Date, as to the number of Unregistered First Mortgage Bonds which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Unregistered First Mortgage Bonds tendered, the aggregate principal amount of Unregistered First Mortgage Bonds accepted and deliver said list to the Company within five days after the Expiration Date as it may have been extended by the Company.

        17.   Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to (1) the date of receipt thereof, and, (2) after the expiration of the Exchange Offer, the date and time of receipt thereof (or if Unregistered First Mortgage Bonds are tendered by book-entry delivery, such form of record keeping of receipt as is customary for tenders through ATOP). You shall cancel certificated Unregistered First Mortgage Bonds. You shall retain all Unregistered First Mortgage Bonds and Letters of Transmittal and other related documents or correspondence received by you until the Expiration Date and return all such material to the Company as soon as practicable after the Expiration Date. If you receive any Letters of Transmittal after the Expiration Date, you shall return the same together with all enclosures to the party from whom such documents were received.

        18.   For services rendered as Exchange Agent hereunder, you shall be entitled to compensation pursuant to the separate written agreement set forth between the Company and you. The provisions of this section shall survive the termination of this Agreement.

        19.   You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent.

        20.   The Company covenants and agrees to fully indemnify and hold you harmless against any and all loss, liability, cost or expense, including attorneys' fees and expenses, incurred without negligence or willful misconduct on your part, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Unregistered First Mortgage Bonds believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Unregistered First Mortgage Bonds or in otherwise accepting or performing your duties hereunder or in being or acting as Exchange Agent. In each case, the Company shall be notified by you, by letter or facsimile transmission, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, provided that the Company shall not be entitled to assume the defense of any such action if the named parties to such action include both the Company and you and representation of both parties by the same legal counsel would, in the advice of your counsel, be inappropriate due to actual or potential conflicting interests between the Company and you; and further provided that in the event the Company shall assume the defense of any such suit, and such defense is reasonably satisfactory to you, the Company shall not therewith be liable for the fees and expenses of any counsel retained by you to defend such action.

        You agree that, without the prior written consent of the Company (which consent shall not be unreasonably withheld), you will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought in accordance with the indemnification provision of this Agreement (whether or not any indemnified persons is an actual or potential party to such claim, action or proceeding).

        The provisions of this section shall survive the termination of this Agreement.

        21.   You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service.

        22.   You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Unregistered First Mortgage Bonds, the Company's check in the amount of all transfer taxes so payable; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

        23.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute); and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

        24.   This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

        25.   In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        26.   This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

        27.   Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

            If to the Company:

        The Dayton Power and Light Company
        1065 Woodman Drive
        Dayton, Ohio 45432

        Facsimile: (937)259-7178
        Attention: John J. Gillen, Senior Vice President and CFO

            If to the Exchange Agent:

        The Bank of New York
        101 Barclay Street, 8W
        New York, New York 10286

        Facsimile: (212) 815-5707
        Attention: Corporate Trust Division — Corporate Finance Unit

        28.   Unless terminated earlier by the parties hereto, this Agreement shall terminate 31 days following the Expiration Date. Notwithstanding the foregoing, Sections 18 and 20 shall survive the termination of this Agreement. Except as otherwise set forth herein, upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for securities, funds or property then held by you as Exchange Agent under this Agreement.

        This Agreement shall inure to the benefit of and the obligations created hereby shall be binding upon the successors and assigns of the parties hereto. This Agreement shall be effective as of the date hereof.

        Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

THE DAYTON POWER AND LIGHT COMPANY
By:	/s/ JOHN J. GILLEN John J. Gillen Title: Senior Vice President and CFO

Accepted as of the date
first above written:

THE BANK OF NEW YORK, as Exchange Agent

By:	Name: Title:

QuickLinks

  Exhibit 99(a)